Exhibit 99.01

FOR IMMEDIATE RELEASE

Investor Contact: Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Sr. Manager, Public Relations
(714) 885-3695	(714) 885-3462

EMULEX REPORTS THIRD QUARTER RESULTS

High Growth in Embedded Switch Sector Propels Record Revenues for the Sixth Quarter in a Row

          COSTA MESA, Calif., April 22, 2004 — Emulex Corporation (NYSE:ELX), the market leader in Fibre Channel host bus adapters (HBAs) and a leading supplier of intelligent building blocks for next generation storage networking systems, today announced results for its third fiscal quarter ended March 28, 2004.

Third Quarter Highlights

•	Revenues up 5% sequentially and up 24% year over year to a record $99.0 million, driven by strong sequential growth in embedded switching solutions

•	Completion of the Vixel acquisition integration effort and delivery of accretive results to non-GAAP earnings ahead of plan

•	Annualized revenue per employee of $777,000, up from $726,000 in the second fiscal quarter

•	Gross margin of 64% on a non-GAAP basis and 63% on a GAAP basis

•	Non-GAAP operating margin of 32% and GAAP operating margin of 23%

•	Non-GAAP operating income of $32.1 million, a record for the fifth quarter in a row, as well as GAAP operating income of $22.4 million

•	Non-GAAP diluted EPS of $0.25, up 14% from a year ago, and GAAP diluted EPS of $0.17

Financial Results

          Third quarter revenues grew to a record $99.0 million, up 5% sequentially and up 24% year over year. Fibre Channel revenues expanded 27% year over year and grew 5% sequentially from the second

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

fiscal quarter, amounting to essentially 100% of third quarter net revenues. Quarterly growth was driven by demand for InSpeedTM embedded switching solutions, which contributed over 10% of third quarter net revenue. HBA revenues grew from a year ago and declined modestly sequentially in the seasonally soft third quarter. Emulex continued to expand its international business in the third quarter, as sales to Europe and the Pac Rim reached record levels and collectively contributed nearly half of total revenue.

          Non-GAAP net income expanded 12% from the comparable year-ago results to $20.9 million, or $0.25 per diluted share. GAAP net income, including charges associated with the Vixel acquisition, amounted to $14.6 million, or $0.17 per diluted share, compared to a net loss of $248,000, or $0.00 per diluted share, for the comparable period last year. A reconciliation between GAAP and non-GAAP results is included in the accompanying financial data.

          Paul Folino, Emulex Chairman and CEO, stated, “This quarter showcased the success of the Vixel acquisition and validated our strategy to expand our addressable market through diversification into new growth storage markets, notably embedded storage switching. Revenue from switch products that we acquired with the purchase of Vixel outpaced expectations and drove the third quarter’s sequential and year-to-year growth.” Folino continued, “We are extremely pleased with the successful integration of the Vixel acquisition, which delivered accretive results to non-GAAP earnings in our first full quarter of combined operations.”

          With respect to its balance sheet, during the third quarter, the over-allotment option for Emulex’s December convertible note offering was exercised, resulting in the issuance of another $67.5 million in aggregate principal amount of convertible subordinated notes due 2023 with a 0.25% coupon and priced at a 60% conversion premium convertible at $43.20 per share. Additionally, during the third quarter, the Company repurchased $12.3 million in face value of its 1.75% convertible subordinated notes. Emulex exited the third quarter of fiscal 2004 with cash, cash equivalents, restricted cash and investments balances of $630 million.

Business Outlook

          Emulex is providing guidance for its fourth fiscal quarter ending June 2004 as follows. Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, Emulex is budgeting for year-over-year revenue growth in the 22% to 26% range, and sequential revenue growth of 1% to 4%, with revenue for the quarter in a range of $100 to $103 million and non-GAAP

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

earnings per share of up to 25 cents. On a GAAP basis, Emulex expects diluted EPS of approximately $0.18 per share, reflecting approximately $0.07 per share in expected GAAP charges arising primarily from amortization of intangibles and deferred stock-based compensation.

Webcast Information

          Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the third fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112 — and using the passcode 294173.

About Emulex

     Emulex Corporation is the world leader in Fibre Channel HBAs and delivers a broad range of intelligent building blocks for next generation storage networking systems. Emulex was named one of Forbes Magazine’s 25 Fastest Growing Technology Companies, and ranked number 15 in Deloitte & Touche’s 2003 Technology Fast 50.

     The world’s leading server and storage providers rely on Emulex HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. The Emulex award-winning product families, including its LightPulse™ HBAs and InSpeed™ embedded storage switching products, are based on internally developed ASIC, firmware and software technologies, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Ltd., Fujitsu Siemens, Groupe Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, Quantum Corp., StorageTek, Sun Microsystems, Unisys and Xyratex. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

EMULEX # We network storage

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

Note Regarding Non-GAAP Financial Information. The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes benefits related to an inventory charge, gains or losses on the repurchase of convertible subordinated notes and litigation settlements, as well as charges relating to the amortization of stock-based compensation and in-process research and development charges. The projected non-GAAP financial information also excludes any acquisition-related charges associated with the acquisitions of Giganet, Vixel and the technology assets of Trebia Networks. Management believes that the presentation of Non-GAAP information may provide useful information to investors because Emulex has historically provided this information and understands that some investors consider it useful in evaluating Emulex’s core business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating Emulex’s business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include risks related to the recent acquisition of Vixel and the fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future and making it impossible to determine if markets will grow or shrink in the short term. The Company’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. A continued downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer product platforms; possible transitions from board level to application specific computer chip solutions for selected applications; a shift in unit product mix from high-end to midrange products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales; and the effect of acquisitions, changes in tax rates or changes in accounting standards. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 28,	March 30,	March 28,	March 30,
	2004	2003	2004	2003
Net revenues	$99,038	$79,573	$277,984	$226,446
Cost of sales	36,374	29,088	99,507	84,311

Gross profit	62,664	50,485	178,477	142,135

Operating expenses:
Engineering and development	19,046	15,823	53,701	45,418
Selling and marketing	8,366	4,896	19,818	13,919
General and administrative	6,014	30,573	15,259	36,641
Amortization of intangibles	6,795	1,452	12,546	4,357
In-process research and development	—	—	11,400	—

Total operating expenses	40,221	52,744	112,724	100,335

Operating income (loss)	22,443	(2,259)	65,753	41,800

Nonoperating income:
Gain (loss) on repurchase of convertible subordinated notes	(231)	—	2,670	28,729
Interest income	2,224	3,142	6,700	10,081
Interest expense	(1,110)	(1,236)	(2,870)	(4,267)
Other income (expense), net	(23)	(46)	141	(132)

Total nonoperating income	860	1,860	6,641	34,411

Income (loss) before income taxes	23,303	(399)	72,394	76,211
Income tax provision (benefit)	8,752	(151)	31,640	28,961

Net income (loss)	$14,551	$(248)	$40,754	$47,250

Net income (loss) per share:
Basic	$0.18	$(0.00)	$0.49	$0.58

Diluted	$0.17	$(0.00)	$0.48	$0.57

Number of shares used in per share computations:
Basic	81,872	82,055	82,928	81,959

Diluted	84,592	82,055	86,874	83,511

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $75 and $888 for the three and nine months ended March 28, 2004, respectively, and $0 for the three and nine months ended March 30, 2003.

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

A reconciliation of the non-GAAP net income with the Company’s net income determined under GAAP is presented in the following table.

EMULEX CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(in thousands — unaudited)

	Three Months Ended		Nine Months Ended
	March 28,	March 30,	March 28,	March 30,
	2004	2003	2004	2003
GAAP net income (loss), as presented above	$14,551	$(248)	$40,754	$47,250

Items excluded from GAAP net income to calculate non-GAAP net income:
Subsequent benefit related to the excess and obsolete inventory charge associated with slowing demand for older generation one gigabit per second products, due to sale of impaired inventory, excluded from cost of goods sold[1]	(45)	(332)	(1,941)	(1,636)
Retention bonuses and amortization of deferred stock-based compensation associated with the acquisition of Vixel and Giganet, as follows:
Excluded from engineering and development	702	925	1,679	2,050
Excluded from selling and marketing	558	378	1,977	1,024
Excluded from general and administrative	999	126	1,410	267
Excluded from cost of sales	626	72	859	106
In-process research and development expense associated with the acquisition of Vixel Corporation	—	—	11,400	—
Amortization of intangibles, excluded from operating expenses	6,795	1,452	12,546	4,357
Net charge associated with settlements of securities class action and derivative lawsuits	—	27,007	—	27,007
Loss (gain) on repurchase of convertible subordinated notes, excluded from nonoperating income[2]	231	—	(2,670)	(28,729)
Net charge associated with the tentative settlement of shareholder litigation associated with the acquisition of Vixel Corporation	—	—	698	—
Income tax effect of above items, excluded from the income tax provision	(3,533)	(10,689)	(4,872)	(356)

Impact on net income	6,333	18,939	21,086	4,090

Non-GAAP net income	$20,884	$18,691	$61,840	$51,340

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

[1]	Excess and obsolete inventory charge. Starting in late September 2001, some of Emulex’s major customers made announcements that general economic conditions, exacerbated by the increase in economic uncertainty in the aftermath of the terrorist events of September 11, 2001, were having a negative impact on their financial results. The announcements made, and forecasts received, indicated deteriorating demand for the Company’s one gigabit per second (Gbps) products as these customers were expected to migrate to two Gbps products for future purchases. In order to provide meaningful comparisons of operating results, any subsequent consumption of previously impaired products is excluded.

[2]	Gain/loss on repurchase of convertible subordinated notes. In the three months ended March 28, 2003, Emulex repurchased $12.3 million in face value of its convertible subordinated notes, resulting in a pre-tax loss of $0.2 million. In the three months ended December 28, 2003, Emulex repurchased $85.4 million in face value of its 1.75% convertible subordinated notes, resulting in a pre-tax loss of $1.8 million. In the three months ended September 28, 2003, Emulex repurchased $93.9 million in face value of its convertible subordinated notes at a 7% discount, resulting in a pre-tax gain of $4.7 million. In the three months ended September 29, 2002, Emulex repurchased $136 million in face value of its convertible subordinated notes at a 24% discount, resulting in a pre-tax gain of $28.7 million.

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

The non-GAAP financial information presented below is based on the Company’s condensed consolidated financial statements and excludes certain adjustments detailed above. The Company uses this non-GAAP information to evaluate its operating performance. This presentation is not in accordance with, or an alternative for, GAAP and may be different from the non-GAAP presentation used by other companies.

EMULEX CORPORATION AND SUBSIDIARIES
Non-GAAP Condensed Consolidated Statements of Income3
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 28,	March 30,	March 28,	March 30,
	2004	2003	2004	2003
Net revenues	$99,038	$79,573	$277,984	$226,446
Cost of sales	35,793	29,348	100,589	85,841

Gross profit	63,245	50,225	177,395	140,605

Operating expenses:
Engineering and development	18,344	14,898	52,022	43,368
Selling and marketing	7,808	4,518	17,841	12,895
General and administrative	5,015	3,440	13,151	9,367

Total operating expenses	31,167	22,856	83,014	65,630

Operating income	32,078	27,369	94,381	74,975

Nonoperating income:
Interest income	2,224	3,142	6,700	10,081
Interest expense	(1,110)	(1,236)	(2,870)	(4,267)
Other income (expense), net	(23)	(46)	141	(132)

Total nonoperating income	1,091	1,860	3,971	5,682

Income before income taxes	33,169	29,229	98,352	80,657
Income tax provision	12,285	10,538	36,512	29,317

Net income	$20,884	$18,691	$61,840	$51,340

Net income per share:
Basic	$0.26	$0.23	$0.75	$0.63

Diluted	$0.25	$0.22	$0.72	$0.61

Number of shares used in per share computations:
Basic	81,872	82,055	82,928	81,959

Diluted	84,592	87,505	86,874	87,932

The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $75 and $1,046 for the three and nine months ended March 28, 2004, respectively, and $792 and $2,718 for the three and nine months ended March 30, 2003, respectively.

[3]	See the preceding Note Regarding Non-GAAP Financial Information as well as the Reconciliation of GAAP Net Income to Non-GAAP Net Income.

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 28,	June 29,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$182,864	$136,971
Restricted cash	246	9,342
Investments	225,193	239,302
Accounts and other receivables, net	64,752	46,678
Litigation settlements receivable	5,101	13,095
Inventories, net	30,684	10,998
Prepaid expenses	5,704	5,516
Deferred income taxes	25,514	36,330

Total current assets	540,058	498,232

Property and equipment, net	62,100	26,585
Investments	221,302	234,847
Goodwill	583,490	397,256
Other intangibles, net	129,216	27,067
Deferred income taxes	8,610	—
Other assets	1,492	5,782

	$1,546,268	$1,189,769

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$26,584	$11,298
Accrued liabilities	22,408	18,806
Accrued litigation settlements	—	39,500
Income taxes payable	16,777	5,457

Total current liabilities	65,769	75,061

Convertible subordinated notes	523,484	208,518
Contracts payable	9	—
Deferred income taxes	—	4,260

Total liabilities	589,262	287,839

Total stockholders’ equity	957,006	901,930

	$1,546,268	$1,189,769

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Emulex Corporation FY ‘04 Third Quarter Results
April 22, 2004

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information

Historical Revenue by Channel and Territory:

	Q3 FY 2004	% Total	Q3 FY 2003	% Total	% Change
($000s)	Revenue	Revenue	Revenue	Revenue	Year/Year
Revenue from OEM customers	$61,502	62%	$54,820	69%	+12%
Revenue from distribution	37,499	38%	24,736	31%	+52%
Other	37	nm [4]	17	nm [4]	nm [4]

Total Net Revenues	$99,038	100%	$79,573	100%	+24%

United States	$51,006	51%	$44,835	56%	+14%
Europe	38,406	39%	28,398	36%	+35%
Pacific Rim countries	9,626	10%	6,340	8%	+52%

Total Net Revenues	$99,038	100%	$79,573	100%	+24%

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
June 27, 2004
Non-GAAP diluted earnings per share guidance	$0.25
Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings per share guidance:
Amortization of intangibles	$(0.05)
Amortization of deferred stock-based compensation	$(0.01)
Loss on repurchase of 1.75% convertible subordinated notes	$(0.01)

GAAP diluted earnings per share guidance	$0.18

[4]	Not meaningful

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